Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

THIRD QUARTER 2011 FINANCIAL RESULTS

Los Angeles, CA, November 7, 2011/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

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Third quarter 2011 net income attributable to common stockholders increased 97% over the second quarter, to $15.8 million, or $0.48 per basic and diluted share, as compared to $0.25 per basic and diluted share for the second quarter

•	Closed three new investments totaling approximately $109 million

•	Completed the amendment and restatement of the Company’s existing credit facility, more than doubling the size of the facility to a maximum principal amount of $175 million from $75 million

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Achieved Core Earnings in excess of 8% annualized performance threshold for the four quarter period ending on September 30, 2011, resulting in the obligation to settle $11.5 million of liabilities to certain underwriters and our manager

•	Declared and paid a third quarter dividend of $0.33 per share of common stock, up from $0.32 per share in the second quarter

•	Book value per share increased to $18.47 per share, up from $18.38 per share in the second quarter

Third Quarter Operating Results

For the third quarter of 2011, equity in income of unconsolidated joint ventures and interest and other operating income from affiliates contributed $16.0 million and $5.8 million, respectively, to total income of $21.8 million. Equity in income from unconsolidated joint ventures includes a $3.8 million gain from the sale of approximately 20% of the Company’s holdings in First Republic Bank in connection with a secondary public offering in July 2011 and a $0.8 million gain from the sale of the Company’s TALF-financed CMBS position. Total expenses for the quarter were $5.3 million. Administrative expenses accounted for $1.4 million, of which administrative expenses reimbursed to the Company’s external manager were $0.4 million. As a result, during the third quarter of 2011, the Company reported net income attributable to common stockholders of $15.8 million, or $0.48 per basic and diluted share, which includes approximately $0.14 per basic and $0.13 per diluted share of capital gains resulting from the two sale transactions highlighted above.

“The third quarter was highly productive for Colony Financial and demonstrated our continuing ability to execute our stated business plan. We completed three new investments totaling $109 million, fully investing the equity from our April 2011 follow-on offering within two quarters, as indicated at that time. Our earnings trended upwards as a result of the additional equity deployment and we also realized on some of the embedded gains within the portfolio which we expect to harvest on a regular basis in future periods as well,” said Richard Saltzman, the Company’s President and Chief Executive Officer.

Capital Markets and Financing Activity

On September 1, 2011, the Company amended its existing credit agreement with Bank of America, N.A., as administrative agent, and certain lenders, increasing the initial maximum principal amount of the credit facility to $175 million from $75 million. The amount available for draw is limited to 3.5 times the annualized cash income from eligible assets. The maximum amount available for draw as of September 30, 2011 was $142.2 million, of which $32 million was drawn. The outstanding borrowings currently bear interest at LIBOR plus 3.5% and the Company is currently paying an annual unused fee of 0.5% of the unused amount.

On August 15, 2011, the Company announced that its Board of Directors has authorized a common stock repurchase program that provides for the repurchase of up to an aggregate of $50 million of the Company’s outstanding shares of common stock over a twelve-month period. From August 15, 2011 through September 30, 2011, the Company repurchased approximately 440,300 shares of its common stock at an aggregate purchase price of approximately $6.7 million, or $15.27 per share. As of October 1, 2011 the Company had approximately $43.3 million remaining under its repurchase program and will continue to consider share repurchases under the program based on management’s evaluation of market conditions, the trading price of the stock and other factors.

Investment Activity

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In September, the Company originated a $46.5 million first mortgage recourse loan to a leading destination club operator. The loan is secured by cross-collateralized and cross-defaulted first priority mortgages on the fee simple interests in 42 properties located primarily in Manhattan and Maui. The loan has a five-year term, bears interest at a fixed rate of 10.75% per annum and requires monthly interest-only payments. The loan is subject to a 0.5% exit fee and may be prepaid, subject to certain prepayment fees.

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In August, the Company participated in its sixth FDIC loan portfolio acquisition, bringing the Company’s total funded investments in its six FDIC-related transactions to $90.9 million. This acquisition involved the purchase of 758 loans at a discounted purchase price of 53% of the unpaid principal balance of approximately $607 million. The Company’s funded participation was $29.1 million, exclusive of its pro rata share of the required working capital and transaction costs. In addition, the Company and the investment funds managed by affiliates of its manager funded an additional $6 million in cash to satisfy the additional security requirement set forth in the FDIC transaction documents. The Company’s share of this additional security funding was approximately $2.7 million.

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In July, the Company participated in the acquisition of a portfolio of five first mortgage non-performing commercial real estate loans with an aggregate unpaid principal balance of approximately €342.8 million from a consortium of German banks. The purchase price for the portfolio was €65.3 million, excluding transaction costs, or approximately 19% of the unpaid principal balance of the loans. The Company’s pro rata share of the purchase price is approximately $30.0 million, or €20.9 million (exclusive of the Company’s pro rata share of transaction costs), which represents a 32.1% ownership interest. The loans are collateralized by five properties located in Berlin and Frankfurt consisting of three office buildings, one retail property and one infill development site.

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In August, the Company purchased a one-third interest in a nonperforming $39.0 million first mezzanine loan at par value plus accrued interest. The Company’s pro rata share of the first mezzanine loan is approximately $13.0 million. The loan is collateralized by a pledge of equity in an entity that indirectly owns a portfolio of 103 limited-service hotels located in 12 states across the United States. The Company had previously acquired a one-third interest in the second mezzanine loan for the same portfolio in April 2010. Both mezzanine loans matured on August 9, 2011 and are currently nonperforming and noninterest bearing. As such, the Company, alongside investment funds managed by affiliates of the Company’s manager, initiated foreclosure proceedings to take control of the collateral. As of October 25, 2011, first mezzanine loan borrower and second mezzanine loan borrower have filed for bankruptcy, which filing halted the foreclosure proceedings. The Company is evaluating opportunities and taking actions as it deems appropriate in connection with these bankruptcies and related proceedings.

Disposition Activity

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In July, as part of First Republic Bank’s secondary offering of 13,000,000 shares of common stock, ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between the Company and investment funds managed by affiliates of the Company’s manager, sold 5,000,000 shares of First Republic Bank’s common stock. The Company recognized a gain from the transaction of approximately $3.8 million. Following this offering, FRB Investor owns a 15.6% interest in First Republic Bank, and the Company owns an approximate 0.9% indirect interest in First Republic Bank through its interest in FRB Investor. In combination with our participation in First Republic Bank’s initial public offering in December 2010, the Company has sold approximately 26% of its original 1.6 million shares in First Republic Bank at almost two times our original cost basis.

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In September, the Company and investment funds managed by affiliates of the Company’s manager sold their $40 million AAA-rated CMBS position for approximately $41.2 million and subsequently repaid approximately $31.9 million of TALF financing in October. The Company recognized a gain from the transaction of approximately $0.8 million for its one-third ownership interest. This investment yielded an internal rate of return in excess of 40% and an equity multiple of 1.8 times our original cost basis.

Deferred Underwriting Fee to Underwriters and the Company’s Manager

In connection with the Company’s September 2009 Initial Public Offering and the underwriters’ exercise of the overallotment option, the underwriters deferred $5.75 million of underwriting discounts and commissions, and the Company’s manager paid the underwriters $5.75 million of underwriting discounts and commissions on the Company’s behalf in the form of a contingent loan. Since the Company’s formation in September 2009, it has carried an aggregate liability of $11.5 million in this regard. According to the underwriting agreement, the Company is required to pay the underwriters the deferred underwriting discounts and commissions in cash if its Core Earnings exceed a specified performance threshold during any full four quarter period during the 24 full calendar quarters after the consummation of the IPO. For the four calendar quarter period ended September 30, 2011, the Company’s Core Earnings have exceeded the performance threshold. Therefore, the Company expects to settle both deferred amounts by a cash payment of $5.75 million to the underwriters and, pursuant to the management agreement, payment in the form of 287,500 shares of the Company’s common stock to the Company’s manager during the fourth quarter of 2011.

Book Value

The Company’s GAAP book value per common share was $18.47 on September 30, 2011, compared to GAAP book value of $18.38 per common share on June 30, 2011 and $19.16 per common share on December 31, 2010. As of September 30, 2011, the Company had 32,471,700 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at September 30, 2011 would have been $35.3 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Core Earnings

Colony Financial’s Core Earnings, a non-GAAP financial measure, was $15.9 million, or $0.48 per basic and diluted share, for the third quarter of 2011. Core Earnings is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Dividend

The Company’s Board of Directors declared a dividend of $0.33 per share of common stock for the quarter ended September 30, 2011. The dividend was paid October 14, 2011, to shareholders of record on September 30, 2011. The Company’s dividend policy is set by its Board of Directors and will be evaluated on a quarterly basis based upon the deployment of the Company’s capital and its taxable earnings and cash flow.

Conference Call

Colony Financial will host a conference call at 7 a.m. PT / 10 a.m. ET on Tuesday, November 8, 2011, to discuss results for the quarter ended September 30, 2011. To participate in the event by telephone, please dial (877) 941-2068 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4474760. International callers should dial (480) 629-9712. A digital replay will be available beginning November 8, 2011, at 10 a.m. PT / 1 p.m. ET, through November 22, 2011, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4474760. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed under Events in the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate finance and investment company that is focused primarily on acquiring and originating commercial real estate loans and real estate-related debt at attractive risk-adjusted returns. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 10, 2011 and August 8, 2011, respectively, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Kristin Celauro

Owen Blicksilver P.R., Inc.

(732) 433-5200

kristin@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Cash	$5,728	$66,245
Investments in unconsolidated joint ventures	413,813	248,750
Loans receivable, net	228,900	69,929
Beneficial interests in securities, available-for-sale, at fair value	31,784	—
Other assets	15,118	5,533

Total assets	$695,343	$390,457

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$32,000	$20,000
Secured financing	13,889	14,000
Accrued and other liabilities	13,626	3,380
Due to affiliates	3,496	2,214
Dividends payable	10,716	6,084
Deferred underwriting discounts and commissions payable to underwriters	5,750	5,750
Deferred underwriting discounts and commissions reimbursable to Manager	5,750	5,750

Total liabilities	85,227	57,178

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 32,471,700 and 17,384,000 shares issued and outstanding, respectively	325	174
Additional paid-in capital	595,543	330,777
Retained earnings	5,536	1,152
Accumulated other comprehensive (loss) income	(1,804)	936

Total stockholders’ equity	599,600	333,039
Noncontrolling interests	10,516	240

Total equity	610,116	333,279

Total liabilities and equity	$695,343	$390,457

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income
Equity in income of unconsolidated joint ventures	$15,968	$6,971	$33,868	$16,209
Interest income	5,204	670	10,877	1,294
Other operating income from affiliates	636	—	1,543	—

Total income	21,808	7,641	46,288	17,503

Expenses
Base management fees	2,317	978	5,841	2,437
Incentive fees	88	—	88	—
Investment expenses	363	64	844	344
Investment expenses reimbursed to affiliate	491	—	1,020	—
Interest expense	656	50	1,652	50
Administrative expenses	951	896	3,125	2,666
Administrative expenses reimbursed to affiliate	447	269	1,321	839

Total expenses	5,313	2,257	13,891	6,336

Net unrealized gain (loss) on derivatives	38	—	(8)	—
Foreign exchange gain (loss), net of foreign currency hedges	1	—	(143)	(52)

Income before income taxes	16,534	5,384	32,246	11,115
Income tax provision	255	212	253	256

Net income	16,279	5,172	31,993	10,859
Net income attributable to noncontrolling interests	485	7	799	14

Net income attributable to common stockholders	$15,794	$5,165	$31,194	$10,845

Net income per share:
Basic	$0.48	$0.35	$1.14	$0.74

Diluted	$0.48	$0.35	$1.12	$0.73

Weighted average number of common shares outstanding:
Basic	32,743,000	14,625,100	27,400,400	14,625,000

Diluted	33,034,100	14,912,600	27,750,000	14,912,500

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
GAAP net income attributable to common stockholders	$15,794	$5,165
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	38	15
Incentive fee	88	—
Net unrealized gain on derivatives	(38)	—

Core Earnings	$15,882	$5,180

Basic	$0.48	$0.35

Diluted	$0.48	$0.35

Basic weighted average number of common shares outstanding	32,743,000	14,625,100

Diluted weighted average number of common shares outstanding	33,034,100	14,912,600

	Nine Months Ended September 30,
	2011	2010
GAAP net income attributable to common stockholders	$31,194	$10,845
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	97	44
Incentive fee	88	—
Net unrealized loss on derivatives	8	—

Core Earnings	$31,387	$10,889

Basic	$1.15	$0.74

Diluted	$1.13	$0.73

Basic weighted average number of common shares outstanding	27,400,400	14,625,000

Diluted weighted average number of common shares outstanding	27,750,000	14,912,500